Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2010, with respect to the consolidated financial statements in the Annual Report of DRI Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of DRI Corporation on Forms S-8 (File No. 333-164553, effective January 27, 2010, File No. 333-116633, effective June 18, 2004 and File No. 333-118433, effective August 20, 2004), Forms S-3 (No. 333-134124, effective May 15, 2006 and File No. 333-147736, effective November 30, 2007), and Form S-3A (File No. 333-147736, effective December 13, 2007).
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
April 15, 2010